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                                                                    Exhibit 4.27

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of June 16, 2000 by and between James Ackerman ("Executive") and OpenTV, Inc., a Delaware corporation (the "Company").

     1.   Duties and Scope of Employment.

          (a) Position. The Company agrees to employ Executive as its President and Chief Operating Officer and Chief Executive Officer Applications Group (Open TV Studios) for the period of his employment under this Agreement ("Employment") which shall commence no later than November 1, 2000. Executive will have worldwide responsibility for the Applications Group, Sales, Marketing and Business Development. (See attached diagram.) Executive shall report to the Company's Chief Executive Officer (the "CEO"). Executive shall be invited to attend all Board Meetings of OpenTV Corp. and, shall be recommended by the CEO at the first available opportunity for appointment to the Board of Directors of OpenTV Corp.

          (b) Obligations. During the term of his Employment, Executive shall devote his full business efforts and time to the Company and shall not render services to any other person or entity without the express prior approval of the Board of Directors (the "Board") of the Company. Executive represents and warrants to the Company that he is under no contractual obligations or commitments inconsistent with his obligations under this Agreement.

     2.   Cash and Incentive Compensation.

          (a) Salary. The Company shall pay Executive as compensation for his services a base salary at an annual rate of not less than $400,000 for the term of this Agreement unless terminated earlier pursuant to Section 10. Such salary shall be payable in accordance with the Company's standard payroll procedures. Such salary and other benefits herein shall be subject to review by the Board annually or more often. (The annual compensation specified in this subsection
(a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement collectively as "Base Compensation.")

          (b) Incentive Bonuses. Executive shall be eligible to participate in the OpenTV Bonus Plan, approved by unanimous written consent of the Compensation Committee of OpenTV Corp. in May 2000. Executive's actual annual bonus will be at the discretion of the CEO, subject to ratification of the Board based upon individual and company performance assessments as agreed by the Company and Executive from time to time. The first annual assessment shall be agreed before the date of this agreement. For purposes of this agreement, there is no target bonus amount and no maximum bonus amount.

     3. Stock Benefits. As soon as practicable and no later than 30 days from the date of this Agreement, the Board shall grant Executive options to purchase 200,000 shares of OpenTV Corp. Class A Ordinary Shares (the "Ordinary Shares") under OpenTV Corp.'s 1999 Amended Stock Option/Stock Issuance Plan at an exercise price equal to the fair market value of the Ordinary Shares on the date of the grant. These grants will be structured so that Executive will receive options to purchase up to the maximum number of Incentive Stock Options ("ISOs") permissible under Internal Revenue Code section 422 per the Compensation Committee's resolution detailing the above information and included in the individual Stock Grant. The option will be evidenced by the Company's standard stock option agreement. So long as Executive continues in service with the Company, the option will vest with respect to 25% of the option shares upon completion of one year of service with the Company and with respect to the balance in 36 successive equal monthly installments upon your completion of each additional month of Executive's service thereafter. For the avoidance of doubt, any incentive bonus under this Section shall be separate and independent from the Home Purchase Loan and Related Stock Award contained in Section 6.

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     4.   Vacation Time and Executive Benefits. During the term of his
Employment, Executive shall be eligible for paid vacation time in accordance with the Company's vacation policy applicable to its senior management which shall in any event be not less than 20 days per year in addition to customary public holidays. Executive also shall be eligible to participate in any Executive benefit plans maintained by the Company for the benefit of its senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

     5. Business Expenses. During the term of his Employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In respect of business trips by air, Executive shall be entitled to business class travel. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     6. Home Purchase Loan and Related Stock Award. The Company shall make available to Executive the sum of $3,000,000 for the purchase of a residence in the San Francisco area in connection with Executive's relocation and in consideration of Executive accepting this appointment on the terms of this
Section 6. Within 3 months of commencing Employment or such later date as is agreed by the parties, Executive shall notify the Company as to the residence that he wishes to purchase.

     Upon such notification, the Company shall make a relocation loan representing up to 100% of the cost of the home required by the Executive to a maximum sum of $3,000,000 (the "Home Loan"). The Home Loan shall not bear interest and shall be non-amortizing. The Company shall be granted a security interest in the Executive's principal residence to secure repayment. In the event that the Home Loan shall be in default and, in the event that the Company were to foreclose on the home securing the Home Loan, if the value of the home realized by the Company is insufficient to repay the Home Loan in full, the Company shall have recourse against Executive in an amount not to exceed 50% of the deficiency.

     The Company will forgive 25% of the Home Loan on January 1, 2001, 25% on January 1, 2002, 25% on January 2003, and the remaining 25% on January 1, 2004. If the Executive is terminated by the Company without Cause (including termination as the result of death or disability) prior to complete forgiveness of the Home Loan, the Company shall, on the date of such termination, forgive from the remaining balance of the Home Loan the sum representing 50% of the Home Loan, or if termination should occur after January 1, 2002, the entire remaining amount of the Home Loan. If Executive is terminated for Cause or voluntarily resigns from the Company, Executive shall only be entitled to loan forgiveness earned through the date of such termination and the Home Loan shall become due and payable within 120 days of such termination.

     In respect of the difference between the sum of $3,000,000 and the actual amount of the Home Loan (the "Shortfall") on each of January 1, 2001, 2002, 2003 and 2004, the Company will award to Executive that number of Ordinary Shares having a value of at least one-quarter of the Shortfall which shall be fully vested and transferable on the date of each such award. The Ordinary Shares shall be registered under applicable federal and state securities laws so as to permit the resale of such shares by Executive on the date of each such award. In the event that Executive is terminated without Cause (including termination as the result of death or disability) on or before January 1, 2004, the Company shall immediately award to Executive two years additional share awards of the remaining number of shares which were to have been awarded through January 1, 2004, which shares shall be fully vested and transferable on the date of such award and shall be registered under applicable federal and state securities laws so as to permit the resale of such shares by Executive on the date of each such award.

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     7.   Annual Physical Exam. The Company shall pay the full cost of an annual physical exam for Executive.

     8. Other Benefits. The Company shall provide other perquisites as may be approved by Compensation Committee from time to time, including, without limitation:

     (a) the provision by the Company of a fully expensed car up to the value of $60,000 which shall be acquired by the Company on a three-year lease purchase and transferred to Executive at the end of the lease term without additional payment therefore. Executive acknowledges that this automobile benefit may be treated as taxable compensation to him.

     (b) the reimbursement of school fees incurred in respect of private schooling for Executive's children for the first year of employment only, to a maximum of $10,000 per child in respect of that year.

          The Company will reimburse Executive up to a maximum amount of $100,000 for all reasonable, documented expenses incurred in relocating himself and his family from the United Kingdom (to include, without limitation, travel, temporary lodging and meals for up to 3 months, packing, unpacking and storage) and the Company shall also reimburse Executive for reasonable attorney fees associated with the negotiation of this agreement, the acceptance of the appointment hereunder, the consideration of Executive's tax position and the purchase of the home referred to in Section 6.

          The Company shall reimburse Executive for any tax on such relocation and other related expenses as provided in the above paragraph of this Agreement, together with any additional tax on such tax reimbursement, such that Executive incurs no additional tax liability in connection with such reimbursements.

     9.   Term of Employment.

     (a) Term. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the date of this Agreement for four (4) years ("The Term"), or until the date when Executive's Employment terminates. The term of this agreement will terminate at Executive's death. The term may be terminated at the Company's option, by notice to Executive, as a result of Executive's disability (defined in Subsection 9(b)), or for Cause (defined in Subsection 10(g)). In addition, the Company may terminate Executive's employment without Cause (subject to the provisions of Sections 6 and 10). The Term shall be automatically renewed for successive periods of one (1) year unless either party gives written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the then current Term.

          (b) Permanent Disability. The Company may terminate Executive's Employment due to Permanent Disability by giving Executive notice in writing. For all purposes under this Agreement, "Permanent Disability" shall mean that Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than 90 working days (whether or not consecutive) in any 365-day period of as the result of his incapacity due to physical or mental illness. If Executive's employment is terminated under this Subsection (b), the Company shall continue paying Executive's Base Compensation for a period six (6) months following the effective date of the termination.

     10.  Termination Benefits.

          (a) Eligibility for Termination Benefits. This Section 10 shall apply if, during the term of this Agreement:

                (i) The Company terminates Executive's Employment for any reason other than Cause (as defined below), Permanent Disability or death; or

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               (ii) Executive resigns his Employment.

          If Executive terminates his employment during the term of this Agreement by voluntary resignation, death, or disability or by the Company for Cause, the Company will pay, in lieu of any other payments hereunder (including bonus payments), Executive's Base Compensation that has actually accrued to the date of termination, any expense reimbursements, and any vacation pay that has accrued to that date and is payable under the Company's standard policies. Executive acknowledges that upon receipt of such payments pursuant to this subparagraph, the Company will have no further obligations to you under this agreement.

     (b) Severance Pay. If Executive's employment is terminated during the Term of this agreement other than by voluntary resignation, death, or disability or by the Company for Cause, Executive shall receive, in lieu of all amounts otherwise payable hereunder, an additional two years of the then-current Base Compensation which would be payable during the remainder of the term, continued vesting for an additional two years on the ISO grant defined in Section 3, the Company leased car defined in Subsection 8(a), and those amounts owed under Sections 5 and 6 and Subsections 10(c), 10(d) and 10(e). Such Base Compensation payments will be made at the same intervals as they would have been made if this Agreement had not been terminated. Executive acknowledges that upon receipt of such payments pursuant to this Subsection, the Company will have no further obligations to Executive under this Agreement. At the end of the original four year Term, thereafter Executive shall only be entitled to six months severance and six months continued vesting on any ISO grants, along with the amounts owed under Section 5.

          (c) Health Insurance. If this Section 10 applies, and if Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay Executive's monthly premium under COBRA until the earliest of (i) six months or (ii) the date when Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

          (d) Relocation Expenses. If this Section 10 applies, the Company will reimburse Executive up to a maximum amount of $50,000 for all reasonable, documented expenses incurred in relocating from California. The Company shall reimburse Executive for any tax on such relocation and other related expenses as provided in this Agreement, together with any additional tax on such tax reimbursement, such that Executive incurs no additional tax liability in connection with such reimbursements.

          (e) Outplacement Services. If this Section 10 applies, the Company will pay up to a maximum of $25,000 for outplacement services to be chosen by Executive.

          (f) Noncompetition. Executive agrees that, during his employment with the Company and following termination of employment in accordance with
Section 10(b), for the period of 6 months thereafter (the "Severance Period"), Executive will not, without first obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any activities in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company. As used herein, Competitive Activity shall mean the development, marketing, or sale of products related to the Company's industry. Executive agrees to notify the Company, in writing, at least ten business days prior to engaging in any work for any business purpose other than work for the Company. For purposes of this paragraph, the holding of less than five percent of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

          (g) Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean:

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          (i)        Gross and willful failure to perform services, if such
failure materially injures the Company and has not been cured within 30 days after Executive was given notice of such failure by the Company;

          (ii)       Material dishonesty;

          (iii)      Breach of fiduciary duty;

          (iv)       Fraud or embezzlement as determined by a court;

          (v) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Executive's ability to perform services for the Company;

          (vi) A material breach of this Agreement, if such breach has not been cured within 30 days after Executive was given notice of such failure by the Company.

     11.  Nondisclosure.

     Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

     12.  Successors.

          (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

          (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13.  Miscellaneous Provisions.

          (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

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          (d)   Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except the provisions governing the choice of law).

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in San Francisco, California, by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter, an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall bear equally all fees and expenses of the arbitrator; provided, however, that the Company and Executive shall bear such fees and expenses of the arbitrator and such of the legal fees and out-of-pocket expenses of the other party as the arbitrator may determine if the arbitrator determines that the claim or position of the Company or Executive (as the case may be) was without reasonable foundation. Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (h) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

          (i) Counterparts. This Agreement may be executed in two or counters each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                                 /s/ James Ackerman
                                                 -------------------------------
                                                 James Ackerman

                                                 OpenTV, Inc.

                                                 By:   /s/ Jan Steenkamp
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                                                 Title:
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